EXECUTION COPY

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement dated as of February 18, 2016 (this "Agreement"), by and among Mentor Graphics Corporation ("MENT"), and each of the entities listed on Schedule A hereto (collectively, the "Icahn Group", and individually a "member" of the Icahn Group). The parties hereby agree as follows:
1.
Simultaneously with the execution and delivery of this Agreement, MENT irrevocably purchases from the Icahn Group and the Icahn Group irrevocably sells to MENT (subject to receipt of the payment provided herein) 8,060,145 shares of common stock, no par value (such shares being sold hereunder, the "Shares"), of MENT free and clear of all Encumbrances at $18.12 per Share in cash for aggregate cash consideration of $146,049,827.40.  Such Shares shall be allocated among the individual Icahn Group sellers in accordance with Schedule A.  MENT and the Icahn Group shall cause such transaction to settle no later than February 26, 2016 (the "Settlement Date").  The Icahn Group shall deliver such Shares as directed by MENT (via DTC book entry transfer) immediately following confirmation of receipt of a wire transfer, to the account(s) set forth on Schedule B hereto, of the aggregate purchase price set forth above.

2.
Each party shall execute such other documents and take such other actions as are reasonably requested by another party hereto to carry out the provisions hereof and the transactions contemplated hereby. Each party acknowledges that the other parties are obligated to disclose and file a copy of this Agreement pursuant to U.S. securities laws and agrees that nothing in this Agreement shall restrict the parties' ability to make such disclosures or filings.  All fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense.  Each member of the Icahn Group shall provide to MENT an appropriate and complete Internal Revenue Service Form W-9 or W-8 prior to the Settlement Date.

3.
Each party is a sophisticated investor and has conducted its own investigation with respect to the Shares, acknowledges that the other parties may be in possession of material, nonpublic information regarding MENT and agrees that no other party shall have any obligation to disclose such information to such party.

4.	Representations and Warranties of the Icahn Group. Each member of the Icahn Group, jointly and severally, hereby represents and warrants to MENT that:
(a)
Each member of the Icahn Group has the full right, power and authority to enter into and perform its respective obligations under this Agreement.  All action on the part of each member of the Icahn Group necessary for the execution of this Agreement and the performance of each member of the Icahn Group's obligations hereunder has been taken or will be taken prior to the Settlement Date.  This Agreement constitutes the valid and binding obligation of each member of the Icahn Group, enforceable against each member of the Icahn Group in accordance with its terms.

(b)
Each member of the Icahn Group has good, valid and marketable title to all of the Shares listed opposite its name on Schedule A, free and clear of any and all Encumbrances. The Icahn Group has the sole right to dispose or direct the disposition of the Shares. "Encumbrance" shall mean any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever.  The Shares constitute 50% of the common stock of MENT, no par value, beneficially owned by the Icahn Group and its affiliates as of the date hereof.

(c)
No member of the Icahn Group is, as of the date hereof, and will not become, a party to any agreement, arrangement or understanding which could result in MENT having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.  No payment made by MENT to the Icahn Group pursuant to this Agreement shall be subject to income tax withholding under the U.S. federal income tax laws.

(d)	No member of the Icahn Group has voted, agreed to vote or granted any proxy or entered into any other arrangement with respect to the Shares.
5.	Representations and Warranties of MENT. MENT hereby represents and warrants to the Icahn Group as follows:
(a)
MENT has the full right, power and authority to enter into and perform its obligations under this Agreement.  All action on the part of MENT necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken or will be taken prior to the Settlement Date.  This Agreement constitutes the valid and binding obligation of MENT, enforceable against MENT in accordance with its terms.

(b)
MENT is not as of the date hereof, and will not become, a party to any agreement, arrangement or understanding which could result in the Icahn Group having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

6.	No member of the Icahn Group shall vote or grant any proxy or enter into any other arrangement with respect to, the Shares after the date hereof.
7.
The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal or state courts of the State of Oregon, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts of the State of Oregon in the event any dispute arises out of this Agreement or the transaction contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Oregon, and each or the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties' principal place of business or as otherwise provided by applicable law. This Agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the State of Oregon applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

MENTOR GRAPHICS CORPORATION

By:___________________________________
Name:
Title:

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS LP

By: ________________________
Name:   Keith Cozza
Title:    Chief Operating Officer

HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., its sole member

By: ________________________
Name:   Keith Cozza
Title:    Secretary; Treasurer

SCHEDULE A
Icahn Group Member	Shares
Icahn Partners LP	3,565,194
Icahn Partners Master Fund LP	2,882,922
High River Limited Partnership	1,612,029